Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 65% INCREASE IN NET INCOME - EPS OF $0.26 vs. $0.16 - FOR QUARTER ENDED JULY 31, 2009

79% INCREASE IN NET INCOME - EPS of $0.94 vs. $0.53 -

FOR YEAR ENDED JULY 31, 2009

LITTLE FALLS, New Jersey (October 9, 2009) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported a 65% increase in net income to $4,279,000, or $0.26 per diluted share, on a 4% increase in sales to a record $66,793,000 for the fourth quarter ended July 31, 2009. This compares with net income of $2,596,000, or $0.16 per diluted share, on sales of $64,281,000 for the fourth quarter ended July 31, 2008.

For the fiscal year ended July 31, 2009, the Company reported a 79% increase in net income to $15,569,000, or $0.94 per diluted share, on a 4% increase in sales to $260,050,000. This compares with net income of $8,693,000, or $0.53 per diluted share, on sales of $249,374,000 for the fiscal year ended July 31, 2008. Additionally, EBITDAS for the fiscal year increased 32% from $31,786,000 to $42,059,000.

According to Andrew Krakauer, Cantel’s President and CEO, “We are pleased to have delivered another quarter of substantial earnings growth.  This reflects our seventh sequential quarter of improved results.  Cantel continued to benefit from increased sales of higher margin consumables, including disinfectants, sterilants and face masks, as well as an increase in service. These recurring revenues now make up 75% of overall sales.”

Krakauer added, “Specifically, Cantel benefited greatly in the quarter from the strength of its Healthcare Disposables segment where sales and operating profits grew by 21% and 146%, respectively. This outstanding performance was primarily driven by face mask sales tied to the spread of the ‘swine flu’ or novel H1N1 virus. Cantel is one of the largest United States based manufacturers of FDA-cleared face masks. In the quarter, we also had strong performances in both our dialysis and endoscope reprocessing businesses due to increased sales of both reprocessing equipment and consumables, further aided by reductions in manufacturing and distribution costs.”

Krakauer continued, “The diversity of Cantel’s product portfolio within Infection Prevention and Control and our focus on growing consumables and service revenue, supported by a large base of installed equipment, have benefited our consolidated results during the quarter and for the full 2009 fiscal year. Excluding the Dialysis segment, where sales of low margin dialysate concentrate fell as expected, revenue growth for the full fiscal year was 7.6%.  Despite difficult economic conditions during the year, all of our reporting segments showed good growth in earnings resulting from a favorable sales mix, the implementation of price increases, success from new product introductions, benefits derived from sales and marketing investments, and ongoing cost improvement programs. Additionally, our earnings were positively impacted from reduced interest expenses. We remain optimistic that our strong momentum will continue into fiscal year 2010, and we plan to accelerate our new product development efforts, continue investing in sales and marketing (including our alternative channel programs) and aggressively seek strategic acquisitions to improve our revenue growth rate and operating margins in fiscal year 2011 and beyond.”

The Company further reported that its balance sheet at July 31, 2009 included current assets of $88,910,000, including cash of $23,368,000, a current ratio of 2.3:1, gross debt of $43,300,000, stockholders’ equity of $187,116,000 and a ratio of gross debt to EBITDAS of 1.0. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow. Our cash provided by operating activities was $9,699,000 for the fourth quarter and $30,992,000 for the full year. We have halved our net debt position in fiscal 2009 to $19,932,000, including a reduction of over $7 million in the fourth quarter, even after funding more than $4 million to acquire G.E.M. Water Systems.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2009 on Friday, October 9, 2009 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Friday, October 9 at 2:00 PM through midnight on October 16, by dialing 1-877-660-6853 and using passcode #286 and conference ID #334331.

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The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=150483. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Net sales	$66,793	$64,281	$260,050	$249,374

Cost of sales	40,071	41,628	160,571	161,748

Gross profit	26,722	22,653	99,479	87,626

Expenses:
Selling	8,072	7,821	30,398	28,636
General and administrative	9,831	9,166	36,998	37,013
Research and development	1,323	1,131	4,632	4,010
Total operating expenses	19,226	18,118	72,028	69,659

Income before interest and income taxes	7,496	4,535	27,451	17,967

Interest expense	626	969	2,639	4,631
Interest income	(12)	(121)	(144)	(515)

Income before income taxes	6,882	3,687	24,956	13,851

Income taxes	2,603	1,091	9,387	5,158

Net income	$4,279	$2,596	$15,569	$8,693

Earnings per common share - diluted	$0.26	$0.16	$0.94	$0.53

Weighted average shares - diluted	16,606	16,396	16,481	16,371

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31,	July 31,
	2009	2008
Assets
Current assets	$88,910	$84,561
Property and equipment, net	35,968	37,920
Intangible assets	37,042	41,254
Goodwill	114,995	113,958
Other assets	956	1,497
	$277,871	$279,190

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$8,000
Other current liabilities	29,113	30,922
Long-term debt	33,300	50,300
Other long-term liabilities	18,342	21,256
Stockholders’ equity	187,116	168,712
	$277,871	$279,190

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2009 and 2008, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Net income	$4,279	$2,596	$15,569	$8,693

Income taxes	2,603	1,091	9,387	5,158
Interest expense	626	969	2,639	4,631
Interest income	(12)	(121)	(144)	(515)
Depreciation	1,580	1,568	6,217	6,058
Amortization	1,282	1,377	5,152	5,674
Loss on disposal of fixed assets	30	46	52	126

EBITDA	10,388	7,526	38,872	29,825

Stock-based compensation expense	1,358	478	3,187	1,961

EBITDAS	$11,746	$8,004	$42,059	$31,786

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.